UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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Travelzoo Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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TRAVELZOO INC.

Travelzoo Inc.
590 Madison Avenue, 37th Floor
New York, NY 10022
March 6, 2015
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of Travelzoo Inc. on May 1, 2015. We will hold the meeting at 590 Madison Avenue, 37th Floor, New York, NY 10022 at 10:00 a.m. local time.
In connection with the meeting, we enclose a notice of the meeting, a proxy statement and a proxy card. Detailed information relating to Travelzoo’s activities and operating performance is contained in our 2014 Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on February 17, 2015, which is also enclosed. We encourage you to read the Form 10-K.
Stockholders of record as of March 6, 2015 may vote at the Annual Meeting. This proxy statement is first being mailed or furnished to stockholders on or about March 17, 2015.
Your vote is important. Whether or not you plan to attend the Annual Meeting of Stockholders, please vote your shares via mail with the enclosed proxy card. Please note that you can attend the meeting and vote in person, even if you have previously voted by proxy. If you plan to attend the meeting in person, please provide advance notice to Travelzoo by checking the box on your proxy card. In addition, you may provide notice to Travelzoo that you plan to attend in person by delivering written notice to Travelzoo’s Corporate Secretary at 800 W. El Camino Real, Suite 275, Mountain View, CA 94040.
If you hold your shares in street name through a bank, broker, or other nominee, please bring identification and proof of ownership, such as an account statement or letter from your bank or broker, for admittance to the meeting. An admission list containing the names of all of those planning to attend will be placed at the registration desk at the entrance to the meeting. You must check in to be admitted.
Travelzoo will make available an alphabetical list of stockholders entitled to vote at the meeting for examination by any stockholder during ordinary business hours at Travelzoo’s principal executive offices, located at 590 Madison Avenue, 37th Floor, New York, New York 10022, for ten days prior to the meeting. A stockholder may examine the list for any legally valid purpose related to the meeting.
On behalf of the entire Board of Directors, we look forward to seeing you at the meeting.

Sincerely,

HOLGER BARTEL
Chairman of the Board of Directors

TRAVELZOO INC.
590 Madison Avenue
37th Floor
New York, New York 10022
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 1, 2015
To the Stockholders of Travelzoo Inc.:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Travelzoo Inc., a Delaware corporation, will be held on Friday, May 1, 2015, at 10:00 a.m., local time, at 590 Madison Avenue, 37th Floor, New York, NY 10022, for the following purposes:

•
To elect five members of the Company's Board of Directors (the "Board"), each to serve until the 2016 Annual Meeting of Stockholders and until their successors are elected and qualified or until their earlier resignation or removal ("Proposal 1");

•	To approve, on an advisory basis, the compensation of the executive officers of the Company ("Proposal 2"); and

•	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
Only stockholders of record at 5:00 p.m. Eastern Time on March 6, 2015 may vote at the Annual Meeting. Your vote is important. Whether you plan to attend the Annual Meeting or not, please cast your vote by completing, dating and signing the enclosed proxy card and returning it via mail to the address indicated. If you attend the meeting and prefer to vote in person, you may do so even if you have previously voted by proxy.

By Order of the Board of Directors,

TRAVELZOO INC.

GLEN CEREMONY
Corporate Secretary

PROXY STATEMENT
FOR THE TRAVELZOO INC.
2015 ANNUAL MEETING OF STOCKHOLDERS
INFORMATION ABOUT THE ANNUAL MEETING
Why am I receiving these proxy materials?
Travelzoo’s Board of Directors is soliciting proxies to be voted at the 2015 Annual Meeting of Stockholders. This proxy statement includes information about the issues to be voted upon at the meeting.
Only stockholders of record of our common stock, par value $0.01 per share (the "Common Stock"), as of 5:00 p.m. Eastern Time on March 6, 2015 (the "record date") will be entitled to notice of, and to vote at, the Annual Meeting. As of the record date, there were 14,730,454 shares of our Common Stock issued and outstanding.
Where and when is the Annual Meeting?
The Annual Meeting of Stockholders will take place on May 1, 2015 at 590 Madison Avenue, 37th Floor, New York, NY 10022. The meeting will begin at 10:00 a.m. local time.
What am I voting on?
Stockholders will vote on three items:

•
A proposal to elect five members of the Company's Board, each to serve until the 2016 Annual Meeting of Stockholders and until their successors are elected and qualified or until their earlier resignation or removal ("Proposal 1");

•	A proposal to approve, on an advisory basis, the compensation of the executive officers of the Company ("Proposal 2"); and
•	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
How does the Board recommend that you vote on the proposals?
The Board recommends that you vote your shares "FOR" Proposal 1 and Proposal 2.
How many votes do I have?
You have one vote for each share of our common stock that you owned at the close of business on March 6, 2015, the record date. These shares include:

•	Shares held directly in your name as the “stockholder of record” and

•	Shares held for you as the beneficial owner through a broker, bank, or other nominee in “street name.”
If I am a stockholder of record, how can I vote my shares?
Stockholders can vote by proxy or in person, however, granting a proxy does not in any way affect your right to attend the Annual Meeting and vote in person.
How do I vote by proxy?
If you are a stockholder of record, you may vote your proxy by mail. If you receive a paper copy of the proxy statement, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided. If you receive the proxy statement via e-mail, please print the attached proxy card, date and sign it, and return it via mail to Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY  11717.

If you vote by proxy, the persons named on the card (your "proxies") will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some or none of the nominees for director or any other proposals properly brought before the Annual Meeting. If you sign your proxy card and do not indicate specific choices, your shares will be voted "FOR" the election of all nominees for director and "FOR" Proposal 2. If any other matter is properly brought before the meeting, your proxies will vote in accordance with their discretion. At the time of submitting this proxy statement for printing, we knew of no matter that will be acted on at the Annual Meeting other than those discussed in this proxy statement.
If you wish to give a proxy to someone other than the persons named on the enclosed proxy card, you may strike out the names appearing on the card and write in the name of any other person, sign the proxy, and deliver it to the person whose name has been substituted.
May I revoke my proxy?
If you give a proxy, you may revoke it in any one of three ways:

•	Submit a valid, later-dated proxy before the Annual Meeting,

•
Notify our Corporate Secretary in writing at Travelzoo Inc., Attention: Corporate Secretary, 800 W. El Camino Real, Suite 275, Mountain View, CA 94040 before the Annual Meeting that you have revoked your proxy, or

•	Vote in person at the Annual Meeting.
How do I vote in person?
If you are a stockholder of record, you may cast your vote in person at the Annual Meeting.
If I hold shares in street name, how can I vote my shares?
You can submit voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet or by mail. Please refer to the voting instruction card included in the materials provided by your broker or nominee.
What vote is required to approve each proposal?
Each share of our Common Stock is entitled to one vote with respect to each matter on which it is entitled to vote. Pursuant to our bylaws, our directors are elected by a plurality of the votes cast, which means that the nominees who receive the greatest number of votes will be elected. The affirmative vote of a majority of the shares of the Company's Common Stock present in person or represented by proxy and entitled to vote on the proposal will be considered as the approval, by an advisory vote, of Proposal 2.
In order to have a valid stockholder vote, a stockholder quorum must exist at the Annual Meeting. A quorum will exist when stockholders holding a majority of the outstanding shares of Common Stock are present at the meeting, either in person or by proxy.
Azzurro Capital Inc., whose beneficial owner is Mr. Ralph Bartel, a member of our Board, holds an aggregate of 7,230,538 shares of our Common Stock, representing approximately 49.1% of the outstanding shares, as of March 6, 2015. Azzurro Capital Inc. currently holds a proxy given to it by Mr. Holger Bartel that provides it with a total of 50.4% of the voting power.
All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting as specified in such proxies. As noted above, if no voting instructions are indicated, proxies will be voted as recommended by our Board on all matters, and in the discretion of the proxy holder on any other matters that properly come before the Annual Meeting.

What is a broker non-vote and how are broker non-votes and abstentions counted?
A broker "non-vote" occurs when a nominee holding shares of Common Stock for the beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Brokers that have not received voting instructions from their clients cannot vote on their clients' behalf on "non-routine" proposals. The vote on Proposals 1, and 2 are considered "non-routine". Broker non-votes will not have any effect with respect to Proposals 1, and 2, as shares that constitute broker non-votes are not considered entitled to vote but will be counted for the purposes of obtaining a quorum for the Annual Meeting.
Abstentions are counted as "shares present" at the Annual Meeting for purposes of determining the presence of a quorum and with respect to any matters being voted upon at the Annual Meeting. Abstentions will have no effect on the outcome of the election of directors, but with respect to any other proposal an abstention will have the same effect as a vote against such proposal.
Where can I find the voting results of the meeting?
We intend to announce preliminary voting results at the meeting. We will publish the final results in a report on Form 8-K, which we intend to file within four business days following the Annual Meeting. You can obtain a copy of the Form 8-K by logging on to Travelzoo's investor relations website at www.travelzoo.com/ir, by calling the Securities and Exchange Commission (the "SEC") at (800) SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at www.sec.gov. Information on our website does not constitute part of this proxy statement.
ELECTION OF DIRECTORS (PROPOSAL 1)
Under Travelzoo's bylaws, the number of directors of Travelzoo is fixed, and may be increased or decreased from time to time, by resolution of the Board of Directors. Each director holds office for a term of one year, until the annual meeting of stockholders next succeeding the director's election and until a successor is elected and qualified or until the earlier resignation or removal of the director. The following individuals have been nominated for election to our Board of Directors, each to serve until the 2016 Annual Meeting of Stockholders and until their successors are elected and qualified or until their earlier resignation or removal.
Following is information about each nominee, including biographical data for at least the last five years. Should one or more of these nominees become unavailable to accept nomination or election as a director, the individuals named as proxies on the enclosed proxy card will vote the shares that they represent for the election of such other persons as the Board may recommend, unless the Board reduces the number of directors. We have no reason to believe that any nominee will be unable or unwilling to serve if elected as a director.
Nominees for a One-Year Term That Will Expire in 2016:
The ages, principal occupations, directorships held and other information as of March 6, 2015, with respect to our nominees are shown below.

Name	Age	Position
Holger Bartel, Ph.D.	48	Chairman of the Board of Directors
Ralph Bartel, Ph.D.	49	Director
Michael Karg, Ph.D. (1) (2) (3) (4)	43	Director
Donovan Neale-May (1) (3) (4)	62	Director
Mary Reilly (1) (2) (4)	61	Director

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Disclosure Committee

(4)	Member of the Nominating and Corporate Governance Committee

Each of the director nominees listed above, is currently a director of Travelzoo and was elected at the Company's Annual Meeting of Stockholders held on May 9, 2014. Our Board of Directors has determined that each of Mr. Karg, Mr. Neale-May and Ms. Reilly meet the independence requirements of the listing standards of the NASDAQ Stock Market (the "NASDAQ"). The Board of Directors determined that Mr. Ralph Bartel is not independent under the rules of NASDAQ because he is a beneficial owner of Azzurro Capital Inc., which holds approximately 49.1% of our outstanding Common Stock as of March 6, 2015, and Mr. Holger Bartel is not independent under the rules of NASDAQ because he is Ralph Bartel's brother.
Holger Bartel, Ph.D., has served as Executive Chairman since September 2014 and Chairman of the Board of Directors since July 2010. From June 2005 to June 2010, he served as a Director of the Company. Mr. Bartel served as a consultant to the Company from July 2010 through September 2011 and became an employee of the Company serving as Head of Strategy from October 2011 through October 2013. Mr. Bartel served as Chief Executive Officer from October 2008 to June 2010, after serving as Executive Vice President from September 1999 to November 2007. From 1995 to 1998, Mr. Bartel worked as an Engagement Manager at McKinsey & Company in Los Angeles. From 1992 to 1994, Mr. Bartel was a research fellow at Harvard Business School. Mr. Bartel holds a Ph.D. in Economics and an MBA in Finance and Accounting from the University of St. Gallen, Switzerland. He is the brother of Ralph Bartel.
Areas of Holger Bartel's relevant experience: Deep knowledge of Travelzoo's operations, Internet, strategy, management of growth companies, travel, international management.
Ralph Bartel, Ph.D., founded Travelzoo in May 1998 and has served as a Director since July 2010 after serving as Chairman of the Board of Directors from May 1998 to June 2010. Mr. Bartel has served as Chief Talent Officer of the Company since September 2014. From May 1998 to September 2008, Mr. Bartel served as Travelzoo's Chief Executive Officer and President. Mr. Bartel is a professionally trained journalist who also holds a Ph.D. in Communications from the University of Mainz, Germany, a Master's degree in Journalism from the University of Eichstaett, Germany, and a Ph.D. in Economics and an MBA in Finance and Accounting from the University of St. Gallen, Switzerland. He is the brother of Holger Bartel.
Areas of Ralph Bartel's relevant experience: Media, journalism, Internet, finance, start-up experience.
Michael Karg, Ph.D., is Chief Executive Officer of Razorfish International, an international interactive marketing and technology services company. Mr. Karg advises clients across multiple industries to identify and define next generation digital services and products across digital media, mobile, and technology platforms. From September 2010 to May 2013, Mr. Karg served in the roles as President EMEA (from September 2011) and COO International for Razorfish and Digitas International. During his tenure he built and orchestrated the Razorfish and Digitas International network capabilities, enabling delivery of break-through award-winning client work across geographies. Mr. Karg originally joined Digitas in 2000 where he served in various capacities until May 2013. Mr. Karg currently serves on the board of directors of Razorfish (Hong Kong) Company, Limited and Razorfish Consulting (Shanghai) Co., Limited, and e-Crusade Holding Company Limited. From August 2012 to July 2013 he served as the Chairman of the Board of Razorfish Germany. Mr. Karg holds a Master's degree in Finance and Accounting and a doctorate in Business Administration from the University in St. Gallen, Switzerland. Between 1999 and 2000 Mr. Karg was a visiting research fellow at Harvard University.
Areas of Mr. Karg's relevant experience include international management, marketing, digital media, corporate strategy and development.
Donovan Neale-May has served as a Director since February 1999. Mr. Neale-May is the president and managing partner of GlobalFluency, Inc., a global organization of independent marketing and communication firms with 70 offices in over 40 countries. He is also the managing partner and co-founder of the SABLE Accelerator (South African Business Link to Experts). Since 1987, Mr. Neale-May has been managing and running his own digital marketing and communications agency operating from Silicon Valley and New York. Previously, Mr. Neale-May held senior positions with marketing, promotions and public relations agencies, such as Ogilvy & Mather, in Silicon Valley, New York, London and Los Angeles. During his 30 years as an international marketing and brand strategist, Mr. Neale-May has consulted with over 300 leading multi-nationals, new venture starts and emerging growth companies. Mr. Neale-May is the founder and executive director of the Chief Marketing Officer (CMO) Council, a global affinity network of more than 6,000 senior marketing and branding executives controlling some $300 billion in aggregated annual marketing spend. Mr. Neale-May is a journalism graduate of Rhodes University in South Africa and serves on the University's board of governors. He also chairs the Rhodes University Trust, USA. In addition, Mr. Neale-May serves as an adjunct professor at Seoul National University in South Korea.
Areas of Mr. Neale-May's relevant experience: Brand strategy, public relations, marketing, international management.

Mary Reilly is a chartered accountant and a retired partner of Deloitte LLP, a large international accounting and consulting firm. From August 2002 to June 2013, Ms. Reilly served as a partner of Deloitte LLP in various capacities including the Products & Services division of Deloitte, working with organizations operating in a wide range of international industries, including recruitment, retail businesses, media, business services, manufacturing, professional practices and charities in the United Kingdom. Ms. Reilly headed up Deloitte's Outsourcing Unit where she was responsible for the finance function and business advisory projects for a number of U.K. and international businesses and was a leading partner in Deloitte's Charities and Not for Profit Group; she was also the Corporate Responsibility leader for the London Audit Practice of Deloitte and was a member of the firm's Diversity Leadership Team. Ms. Reilly has also held several non-executive directorships, including Chair of the Audit and Risk Committee for Department of Transport in the U.K. since June 2013, Chair of the Audit and Risk Committee for Crown Agents LTD since February 2013, board member of London Development Agency from 2000 to 2008 and board member of London 2012 LTD, a company established to run London's Olympic bid from 2003 to 2006.
Ms. Reilly holds a bachelor's degree in history from the University College London. She did a postgraduate course at London Business School and is a Qualified Chartered Accountant in the United Kingdom.
Areas of Ms. Reilly's relevant experience: Accounting, finance, international management and non-executive directorships.
Required Vote
Our Certificate of Incorporation, as amended, does not authorize cumulative voting. Delaware law and our bylaws provide that directors are to be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. This means that the five candidates receiving the highest number of affirmative votes at the Annual Meeting will be elected as directors. Only shares that are voted in favor of a particular nominee will be counted toward that nominee's achievement of a plurality. Shares present at the Annual Meeting that are not voted for a particular nominee or shares present by proxy where the stockholder properly withheld authority to vote for such nominee will not be counted toward that nominee's achievement of a plurality. Thus, abstentions and broker non-votes will have no effect on the election of directors. Proxies cannot be voted for a greater number of persons than the number of nominees named.
Board of Directors' Recommendation
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE FIVE DIRECTOR NOMINEES NAMED ABOVE.
The Board of Directors believes that each director nominee possesses the qualities and experience a member of Travelzoo's Board should possess. The Board of Directors seeks out, and the Board of Directors is comprised of, individuals whose background and experience complement those of other Board members.

CORPORATE GOVERNANCE

Board Meetings and Committees

The Board of Directors has appointed an Audit Committee, a Compensation Committee, a Disclosure Committee and a Nominating and Corporate Governance Committee. Below is a table indicating the membership of each of the Audit Committee, Compensation Committee, and Disclosure Committee and how many times the Board of Directors and each such committee met in fiscal year 2014. Each of Mr. Holger Bartel, Mr. Ralph Bartel, Mr. Karg, Mr. Neale-May, and Ms. Reilly attended at least 75 percent of the total number of meetings of the Board of Directors and of the committees on which he or she serves during the period such persons served.

	Board	Audit	Compensation	Disclosure	Nominating and Corporate Governance
Mr. Holger Bartel	Chair
Mr. Ralph Bartel	Member
Mr. Neale-May	Member	Member		Chair	Chair
Mr. Michael Karg	Member	Member	Chair	Member	Member
Ms. Mary Reilly	Member	Chair	Member		Member
Number of 2014 Meetings	4	4	1	4	—
The Company does not require that directors attend the Annual Meeting.
Audit Committee
The Audit Committee's primary responsibilities are to oversee and monitor (i) the integrity of Travelzoo's financial statements, (ii) the qualifications and independence of our independent registered public accounting firm, (iii) the performance of our independent registered public accounting firm and internal audit staff, and (iv) the compliance by Travelzoo with legal and regulatory requirements. A complete description of the committee's responsibilities is set forth in its written charter. A copy of the written charter can be found in Appendix A of our 2008 proxy statement. The Audit Committee is responsible for appointing the independent registered public accounting firm and is directly responsible for the compensation and oversight of the work of our independent registered public accounting firm. The Audit Committee is composed solely of independent directors as defined in the listing standards of the NASDAQ. The Board has determined that Ms. Mary Reilly qualifies as an audit committee financial expert within the meaning of the regulations of the Securities and Exchange Commission.
Compensation Committee
The Compensation Committee reviews and approves the compensation and benefits for the Company's executive officers and directors, and makes recommendations to the Board of Directors regarding such matters. The Compensation Committee also approves the Company's non-equity incentive plans. The Compensation Committee further reviews and discusses with management the Compensation Discussion and Analysis section of this proxy statement. The Report of the Compensation Committee is included herein. The Company is not required to have a Compensation Committee charter since it is a “Controlled Company” under NASDAQ Rule 5615(c), on account of the stock ownership by Azzurro Capital Inc. and the proxy given to Azzurro Capital Inc. by Mr. Holger Bartel.
Disclosure Committee
The Disclosure Committee's primary responsibilities are (i) to design, establish and evaluate controls and other procedures that are designed to ensure the accuracy and timely disclosure of information to the SEC and investment community and (ii) to review and supervise preparation of all SEC filings, press releases and other broadly disseminated correspondence.

Nominating and Corporate Governance Committee
The Nominating Committee assists the Board in identifying qualified individuals to become directors, makes recommendations to the Board concerning the size, structure and composition of the Board and its committees, monitors the process to assess the Board’s effectiveness and is primarily responsible for oversight of corporate governance. In evaluating potential nominees to the Board, the Nominating Committee considers, among other things, independence, character, ability to exercise sound judgment, age, demonstrated leadership, skills, including financial literacy, and experience in the context of the needs of the Board. The Nominating Committee considers candidates proposed by shareholders and evaluates them using the same criteria as for other candidates. The Nominating Committee recommended to the full Board each of the current nominees for election to the Board.
The Board's Role in Risk Oversight
The full Board oversees enterprise risk as part of its role in reviewing and overseeing the implementation of the Company's strategic plans and objectives. The risk oversight function is administered both in full Board discussions and in individual committees that are tasked by the Board with oversight of specific risks. On a regular basis, the Board and its committees receive information and reports from management on the status of the Company and the risks associated with the Company's strategy and business plans. In addition, the Audit Committee reviews the Company's risk assessment and risk management policies and procedures at least annually, including steps taken to monitor and control such exposures. The Board believes the continuity of Board membership, as well as the independent directors constituting a majority of the Board and separation of the roles of Chairman and Chief Executive Officer, encourage open discussion and assessment of the Company's ability to manage its risks.

Code of Ethics
We have adopted a code of ethics that applies to our Chief Executive Officer and our Chief Financial Officer, who also serves as our principal accounting officer. This code of ethics is posted on our website located at corporate.travelzoo.com/governance. A copy of the code of ethics is also available in print to stockholders and interested parties without charge upon written request delivered to our Corporate Secretary at Travelzoo Inc., 800 W. El Camino Real, Suite 275, Mountain View, CA 94040.

Communications with Directors
The board has established a process to receive communications from stockholders. Stockholders and other interested parties may contact any member (or all members) of the board, or the non-management directors as a group, any board committee or any chair of any such committee by mail. To communicate with the Board of Directors, any individual directors or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent "c/o Corporate Secretary" at Travelzoo Inc., 800 W. El Camino Real, Suite 275, Mountain View, CA 94040.
All communications received as set forth in the preceding paragraph will be opened by the Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, patently offensive material or matters deemed inappropriate for the Board of Directors will be forwarded promptly to the addressee. In the case of communications to the board or any group or committee of directors, the Corporate Secretary will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the correspondence is addressed.

Director Compensation
Directors of the Company or its subsidiaries are entitled to receive certain retainers and fees. In 2014, there were no adjustments to the director compensation policy, except the Board of Directors set up the retainer for Chairman of the Board in 2014. The retainers and meeting fees are as follows:

•	Annual Chairman of the Board retainer - $175,000;

•	Annual board member retainer - $50,000;

•	Annual Audit Committee chair retainer - $30,000;

•	Fee for attendance of a board meeting - $1,680;

•	Fee for attendance of an Audit Committee meeting - $2,800;

•	Fee for attendance of a Disclosure Committee meeting - $1,680; and

•	Fee for attendance of a Compensation Committee meeting - $2,800.

We reimburse directors for out-of-pocket expenses incurred in connection with attending meetings.
Mr. Ralph Bartel chose not to receive any compensation for his services as a director. The following table shows compensation information for Travelzoo’s directors for fiscal year ended December 31, 2014.

Name	Fees Earned or Paid in Cash ($)	Total ($)
Mr. Holger Bartel	231,720	231,720
Mr. Ralph Bartel	—	—
Mr. Neale-May	74,640	74,640
Mr. Michael Karg	77,440	77,440
Ms. Mary Reilly	100,720	100,720

Certain Relationships and Related Party Transactions
The Company maintains policies and procedures to ensure that our directors, executive officers and employees avoid conflicts of interest. Our Chief Executive Officer and Chief Financial Officer are subject to our Code of Ethics and each signs the policy to ensure compliance. Our Code of Ethics requires our leadership to act with honesty and integrity, and to fully disclose to the Audit Committee any material transaction that reasonably could be expected to give rise to an actual or apparent conflict of interest. The Code of Ethics requires that our leadership obtain the prior written approval of the Audit Committee before proceeding with or engaging in any conflict of interest.
Our Audit Committee or a special committee consisting of independent directors ("Special Committee"), with the assistance of legal counsel, reviews all related party transactions involving the Company and any of the Company's principal shareholders or members of our board of directors or senior management or any immediate family member of any of the foregoing. A general statement that the Audit Committee may review related party transactions is set forth in our audit committee charter, which was attached as Appendix A to our proxy statement for the 2008 Annual Meeting of Stockholders which has been filed with the SEC. While we have no written policy, when a potential related party transaction is identified , the Audit Committee or a Special Committee will consider relevant facts and circumstances surrounding each related party transaction and any matters the committee deems appropriate. If the Audit Committee or a Special Committee determines that any such related party transaction creates a conflict of interest situation or would require disclosure under Item 404 of Regulation S-K, as promulgated by the SEC, the transaction must be approved by the committee prior to the Company entering into such transaction or ratified thereafter. Transactions or relationships previously approved by the Audit Committee or a Special Committee in existence prior to the formation of the committee do not require approval or ratification.
Ralph Bartel, who founded Travelzoo and who is a Director of the Company is the sole beneficiary of the Ralph Bartel 2005 Trust, which is the controlling shareholder of Azzurro Capital Inc. As of December 31, 2014, Azzurro is the Company's largest stockholder, holding approximately 49.1% of the Company's outstanding shares. Azzurro Capital Inc. currently holds a proxy given to it by Mr. Holger Bartel that provides it with a total of 50.4% of the voting power.
In 2009, the Company sold its Asia Pacific operating segment to Travelzoo (Asia) Limited and Travelzoo Japan K.K., subsidiaries of Azzurro Capital Inc. There is a reciprocal revenue-sharing and hosting agreement among the Azzurro Capital Inc. entities operating the Travelzoo business in Asia Pacific and the Company related to cross-selling audiences and hosting and development services by the Company, which were entered into in connection with the sale of Asia Pacific business segment. The fees generated by the Company under these agreements amounted to $595,000, $707,000 and $547,000 for the years ended December 31, 2014, 2013 and 2012, respectively. The fees incurred by the Company under these agreements amounted to $64,000, $4,000 and $11,000 for the years ended December 31, 2014, 2013 and 2012, respectively. The Company presents the receivables and payables with the Azzurro entities operating the Travelzoo business in Asia Pacific under these agreements on a net basis on the balance sheet as they are subject to a net settlement agreement as of December 31, 2014. The Company's net receivable was $553,000 and was included in prepaid expenses and other in the accompanying consolidated balance sheets as of December 31, 2014 in our 2014 Annual Report on Form 10-K. This net receivable is covered by a Guarantee Agreement between Travelzoo and Azzurro Capital, which provides assurance it will be collected in full. The Company's receivables and payables were $690,000 and $501,000, respectively, as of December 31, 2013 and were included in prepaid expenses and other and accounts payable in the consolidated balance sheets in our 2014 Annual Report on Form 10-K. In addition, as part of the sale of the Asia Pacific operating segment in 2009, the Company obtained an option, which expires in June 2020, to repurchase the Asia Pacific business pursuant to the terms of the option agreement.

Family Relationships
Holger Bartel, Chairman of the Board of Directors, and Ralph Bartel, a member of the Board of Directors, are brothers. Except for Holger Bartel and Ralph Bartel, there are no familial relationships among any of our officers and directors.

Involvement in Certain Legal Proceedings
To our knowledge, during the last ten years, none of our directors and executive officers has: (i) had a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (ii) been convicted in a criminal proceeding or been subject to a pending criminal proceeding, excluding traffic violations and other minor offenses; (iii) been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; (iv) been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated; or (v) been the subject to, or a party to, any sanction or order, not subsequently reverse, suspended or vacated, of any self-regulatory organization, any registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS
The following table sets forth certain information with respect to the named executive officers of Travelzoo as of March 6, 2015.

Name	Age	Position
Christopher Loughlin	41	Chief Executive Officer
Glen Ceremony	47	Chief Financial Officer
Shirley Tafoya	51	President, North America
Richard Singer	36	Managing Director, Europe
Simon Talling-Smith	46	President, Products & Emerging Businesses
Christopher Loughlin has served as Chief Executive Officer since July 2010 after service as Executive Vice President, Europe from May 2005 to June 2010 and Vice President of Business Development from 2001 to April 2005. From 1999 to 2001, he was Chief Operating Officer of Weekends.com. Mr. Loughlin holds a BSc(Hons) in Technology Management from Staffordshire University and an MBA from Columbia University Graduate School of Business in New York City.
Glen Ceremony has served as Chief Financial Officer since June 2011. From October 2004 to June 2011, Mr. Ceremony worked at Ebay, Inc. and most recently served as Corporate Controller. In 2004, Mr. Ceremony was Senior Director of Global Finance Audit at Electronic Arts Inc. From 1998 to 2004, Mr. Ceremony worked at PWC LLP and from 1990 to 1998 he was at Coopers & Lybrand LLP. Mr. Ceremony received his B.S. in Business Administration from California State University, Sacramento.
Shirley Tafoya served as President, North America from July 2008 to September 2014 after service as Senior Vice President of Sales from 2001 to June 2008. From 1999 to 2001, Ms. Tafoya was the Director of Western Sales at Walt Disney Internet Group. From 1998 to 1999, Ms. Tafoya was a Sales Manager at IDG/International Data Group. Ms. Tafoya holds a bachelor's degree in Business Administration from Notre Dame de Namur University.
Richard Singer has served as Managing Director, Europe since July 2012 after service as Commercial Director, Europe from January 2012 to July 2012. From August 2003 to January 2012, Mr. Singer worked at Telegraph Media Group and most recently served as General Manager, Telegraph Travel. Mr. Singer holds a BSc(Hons) degree in Sports Science and Management, and an MSc in Management postgraduate degree, each from Loughborough University, United Kingdom.
Simon Talling-Smith has served as President, Products & Emerging Businesses since August 2013. From September 2008 to July 2013, Mr. Talling Smith was Executive Vice President, The Americas, British Airways. From March 2006 to August 2008, Mr. Talling-Smith was Head of Inflight Service, British Airways. From June 2004 to February 2006, Mr. Talling-Smith served as Head of Brand & Product Management, British Airways. From September 2001 to May 2004, Mr. Talling-Smith served as Head of eCommerce, British Airways. Mr. Talling-Smith holds an M.A. (Hons) in Engineering, Economics & Management from University College, Oxford.

ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS (PROPOSAL 2)
Section 14A of the Exchange Act requires that we include in this proxy statement a non-binding stockholder vote on our executive compensation as described herein (commonly referred to as "Say-on-Pay").
We encourage stockholders to review the Compensation Discussion and Analysis included in this proxy statement. Our executive compensation program has been designed to pay for performance and align our executive compensation with business strategies focused on long-term growth and creating value for stockholders while also paying competitively and focusing on the total compensation perspective. We feel this design is evidenced by the following:

•	Our goal is to attract, motivate and retain key executives and to reward executives for value creation.

•
We provide a significant portion of our total compensation in the form of performance-based compensation; for example, approximately 7% to 34% of our named executive officers' total compensation for 2014 was in the form of performance-based compensation based on the achievement of quarterly corporate financial measures such as revenue, operating income and audience marketing.

•
This is not a mechanical process, and our Board of Directors uses its judgment and experience and works with our Compensation Committee to determine the appropriate mix of compensation for each individual.

The Board of Directors strongly endorses the Company's executive compensation program and unanimously recommends that stockholders vote in favor of the following resolution:
RESOLVED, that the stockholders approve the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis and the other tabular and narrative disclosure in the Company's proxy statement for its 2015 Annual Meeting of Stockholders.

Required Vote
Because the vote is advisory, it will not be binding upon the Board of Directors or the Compensation Committee and neither the Board of Directors nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal. The Compensation Committee will consider the outcome of the vote when considering future executive compensation arrangements. The affirmative vote of the majority of the shares of the Company's Common Stock present in person or represented by proxy and entitled to vote on the proposal will be considered as the approval, by an advisory vote, of the compensation of our named executive officers.

Board of Directors' Recommendation
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE ADVISORY RESOLUTION RELATING TO THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

COMPENSATION DISCUSSION AND ANALYSIS
We hold annual votes on executive compensation, in accordance with shareholder recommendation made at the 2014 annual meeting. In light of last year's shareholder approval of the compensation for executives, there were no significant changes in executive compensation.

Overview of Compensation Program
The following Compensation Discussion and Analysis, or ("CD&A"), describes our overall compensation philosophy and the primary components of our compensation program. Furthermore, the CD&A explains the process by which the Compensation Committee, or "Committee", determined the 2014 compensation for our Chief Executive Officer, Chief Financial Officer and other most highly compensated officers. We refer to these individuals collectively as the "named executives" or the "named executive officers."

Compensation Philosophy and Objectives
The fundamental objectives of our executive compensation program are to attract and retain highly qualified executive officers, motivate these executive officers to materially contribute to our long-term business success, and align the interests of our executive officers and stockholders by rewarding our executives for individual and corporate performance based on targets established by the Committee.
We believe that achievement of these compensation program objectives enhances long-term profitability and stockholder value. The elements utilized to help achieve the Committee's objectives include the following:

•
Accountability for Individual Performance. Compensation should in large part depend on the named executive's individual performance in order to motivate and acknowledge the key contributors to our success.

•	Recognition for Business Performance. Compensation should take into consideration our overall financial performance and overall growth.

•	Attracting and Retaining Talented Executives. Compensation should generally reflect the competitive marketplace and be designed to attract and retain superior employees in key competitive positions.
We implement our compensation philosophy through setting base salaries for our executive officers, through the use of our executive bonus plan and through reviewing and approving other terms of employment agreements.

Compensation Determination Process
Compensation Committee Members. The Committee is responsible for establishing, overseeing and reviewing executive compensation policies and for approving, validating and benchmarking the compensation and benefits for named executive officers. The Committee is also responsible for determining the fees paid to our outside directors. The Committee includes Mr. Michael Karg (Chair) and Ms. Mary Reilly. Mr. Karg and Ms. Reilly satisfied the independence requirements of the NASDAQ.
Role of Management. During 2014, the Committee engaged in its annual review of executive compensation with the goal of ensuring the appropriate combination of fixed and variable compensation linked to individual and corporate performance. In the course of its review, the Committee considered the advice and input of the Company's CEO and data prepared by management, including a comparison of the current compensation of the named executive officers with publicly available information. Management did rely on a service from Equilar Inc., a compensation research firm, to provide peer executive compensation data from proxies and a compensation survey for comparison purposes. However, management did not receive advice from Equilar in setting our executive compensation. The data utilized by the Committee included salary and total compensation information based on the title, job description, and geographic location of similarly situated executives. The most significant aspects of the CEO's role in the compensation determination process are evaluating employee performance, establishing business performance targets, goals and objectives and recommending salary and bonus levels. The CEO does not participate in discussions regarding his compensation.
The Committee compared the compensation received by the Company's named executive officers with the levels of compensation received by similarly situated executives in the same geographic location in light of the named executives' responsibilities, performance, experience and tenure, in order to arrive at the total compensation package for each of the named executive officers. In some cases, the compensation package that the Committee awarded a named executive officer was at or below the median compensation received by executives compared to third-party data, while in other instances the compensation was higher due to the executive's responsibilities, performance, experience and tenure.

The Committee did not engage an outside consulting firm to provide advice on executive compensation.

Components of Executive Compensation
The Committee has structured an executive compensation program comprised of base salary, cash bonus and non-equity incentive pay.
Base Salary
The Committee considered two types of potential base salary increases for the named executive officers in 2014: (1) "merit increases" based upon each named executive's individual performance; and/or (2) "market adjustments" based upon the salary range for similarly situated executives.
In determining merit increases, the Committee considers the specific responsibilities of the executive and the executive's overall performance and tenure with the Company. In addition, the Committee also considers the CEO's evaluation of each named executive officer in making the decision regarding merit increases.
The Committee determines any market adjustments based on the Committee's comparison of the executive's compensation with statistical information on average compensation for similarly situated executives that is publicly available.
Mr. Christopher Loughlin and Mr. Glen Ceremony base salaries were increased as shown in on the Summary Compensation Table based upon their individual performance and salary ranges for similarly situated executives in 2014. The Committee did not make any changes to the salaries of Mr. Richard Singer, Ms. Shirley Tafoya and Mr. Simon Talling-Smith.
Incentive Bonus Pay
In 2014, 2013 and 2012, Mr. Christopher Loughlin, Mr. Glen Ceremony, Ms. Shirley Tafoya and Mr. Richard Singer received incentive bonuses pursuant to the terms of their employment agreements and the discretion of the Board of Directors. In 2014 and 2013, Mr. Simon Talling-Smith also received incentive bonuses pursuant to the terms of his employment agreements and the discretion of the Board of Directors.
Pursuant to the terms of Mr. Loughlin's employment agreement dated November 18, 2009, effective July 1, 2010 and as amended January 1, 2013 and August 1, 2013, Mr. Loughlin was eligible to receive a quarterly Performance Bonus as set forth below.
Mr. Loughlin was eligible to receive a quarterly Performance Bonus for the first and second quarters during 2014.
The quarterly Performance Bonus is calculated based upon worldwide revenue, operating income and audience targets. The revenue bonus is calculated based upon a sliding scale that ranges from 95% through 105% achievement of the target resulting in a potential bonus that ranges from $16,000 to $32,000. The quarterly revenue bonus at 100% of target is $26,667 and the maximum revenue bonus is $32,000. The revenue bonus requires that there are no more than two significant customers and that no significant customer is 17% or more than worldwide revenue. The operating income bonus is calculated based upon a sliding scale that ranges from 90% through 105% achievement of the target resulting in a potential bonus that ranges from $16,000 to $32,000. The quarterly operating income bonus at 100% of target is $26,666 and the maximum operating income bonus is $32,000. The audience bonus is calculated based upon achievement of certain audience targets resulting in a potential bonus of up to $26,667. The total maximum Performance Bonus per quarter for the revenue, operating income and audience components combined is $90,667.
Mr. Loughlin was eligible to receive a quarterly Performance Bonus for the third and fourth quarters during 2014.
The quarterly Performance Bonus is calculated based upon worldwide revenue, operating income and audience targets. The revenue bonus is calculated based upon a sliding scale that ranges from 95% through 105% achievement of the target resulting in a potential bonus that ranges from $28,000 to $56,000. The quarterly revenue bonus at 100% of target is $46,667 and the maximum revenue bonus is $56,000. The revenue bonus requires that there are no more than two significant customers and that no significant customer is 17% or more than worldwide revenue. The operating income bonus is calculated based upon a sliding scale that ranges from 90% through 105% achievement of the target resulting in a potential bonus that ranges from $28,000 to $56,000. The quarterly operating income bonus at 100% of target is $46,666 and the maximum operating income bonus is $56,000. The audience bonus is calculated based upon achievement of certain audience targets resulting in a potential bonus of up to $46,667. The total maximum Performance Bonus per quarter for the revenue, operating income and audience components combined is $158,667.

Mr. Loughlin earned a quarterly bonus for the audience for the first, third and fourth quarters of 2014. Mr. Loughlin received Performance Bonuses totaling $48,889 during 2014. For 2014, Mr. Loughlin received 13% of the maximum Performance Bonus. The Company believes that targets set for worldwide revenue, operating income and audience align with the Company's desire to continue to grow the business. Since the individual targets are intended to be challenging, and since the separate targets related to different aspects of the Company's performance, it is expected it will be difficult for all the targets to be achieved for any given year.
 Pursuant to the terms of Mr. Ceremony's employment agreement dated May 9, 2011, effective June 15, 2011 and as amended January 1, 2013, Mr. Ceremony is eligible to receive a quarterly Performance Bonus for each quarter during 2014.
The quarterly Performance Bonus is calculated based upon worldwide revenue, operating income and audience targets. The revenue bonus is calculated based upon a sliding scale that ranges from 95% through 105% achievement of the target resulting in a potential bonus that ranges from $10,000 to $20,000. The quarterly revenue bonus at 100% of target is $16,667 and the maximum revenue bonus is $20,000. The revenue bonus requires that there are no more than two significant customers and that no significant customer is 17% or more than worldwide revenue. The operating income bonus is calculated based upon a sliding scale that ranges from 90% through 105% achievement of the target resulting in a potential bonus that ranges from $10,000 to $20,000. The quarterly operating income bonus at 100% of target is $16,667 and the maximum operating income bonus is $20,000. The audience bonus is calculated based upon achievement of certain audience targets resulting in a potential bonus of up to $16,666. The total maximum Performance Bonus per quarter for the revenue, operating income and audience components combined is $56,666.
Mr. Ceremony earned a quarterly bonus for the audience for the first, second and fourth quarter of 2014. Mr. Ceremony received Performance Bonuses totaling $22,223 during 2014. For 2014, Mr. Ceremony received 10% of the maximum Performance Bonus. The Company believes that targets set for worldwide revenue, operating income and audience align with the Company's desire to continue to grow the business. Since the individual targets are intended to be challenging, and since the separate targets related to different aspects of the Company's performance, it is expected it will be difficult for all the targets to be achieved for any given year.
Mr. Ceremony also received a Discretionary Bonus determined by the Board of Directors at their sole and absolute discretion. In exercising such discretion, the Board of Directors took into consideration Mr. Ceremony's individual performance. In evaluating Mr. Ceremony's individual performance during 2014, the Board of Directors considered factors such Mr. Ceremony's role as an advisor to the CEO on how to manage the Company's financial performance, his initiatives to improve the Company's management information systems, his leadership in the areas of corporate governance and business ethics, and the quality of his management of the Company's relationships with the investment community. Mr. Ceremony received Discretionary Bonuses totaling $25,000 in 2014.
Pursuant to the terms of Ms. Tafoya's employment agreement dated August 4, 2010, effective July 1, 2010 and as amended January 1, 2013, Ms. Tafoya is eligible to receive a quarterly Performance Bonus for each quarter during 2014. Ms. Tafoya's employment with the Company was terminated on September 12, 2014.
The quarterly Performance Bonus is calculated based upon North America revenue, operating income and audience targets. The revenue bonus is calculated based upon a sliding scale that ranges from 95% through 105% achievement of the target resulting in a potential bonus that ranges from $24,000 to $48,000. The quarterly revenue bonus at 100% of target is $40,000 and the maximum revenue bonus is $48,000. The revenue bonus requires that there are no more than two significant customers and that no significant customer is 17% or more than North America revenue. The operating income bonus is calculated based upon a sliding scale that ranges from 90% through 105% achievement of the target resulting in a potential bonus that ranges from $24,000 to $48,000. The quarterly operating income bonus at 100% of target is $40,000 and the maximum operating income bonus is $48,000. The audience bonus is calculated based upon achievement of certain audience targets resulting in a potential bonus of up to $40,000. The total maximum Performance Bonus per quarter for the revenue, operating income and audience components combined is $136,000.

Ms. Tafoya earned a quarterly bonus for the audience for the first and second quarter of 2014. Ms. Tafoya received Performance Bonuses totaling $40,000 during 2014. For 2014, Ms. Tafoya received 7% of the maximum Performance Bonus. The Company believes that targets set for North America revenue, operating income and audience align with the Company's desire to continue to grow the business. Since the individual targets are intended to be challenging, and since the separate targets related to different aspects of the Company's performance, it is expected it will be difficult for all the targets to be achieved for any given year.
Pursuant to the terms of Mr. Singer's employment agreement dated October 31, 2011, effective January 16, 2012 and as amended July 1, 2012 and January 1, 2013, Mr. Singer is eligible to receive a quarterly Performance Bonus for each quarter during 2014. Mr. Singer's Performance Bonus is payable in British pounds and have been translated into US dollars (at the rate of £1 to $1.65) for the purposes of this summary.
The quarterly Performance Bonus is calculated based upon Europe revenue, operating income and audience targets. The revenue bonus is calculated based upon a sliding scale that ranges from 95% through 105% achievement of the target resulting in a potential bonus that ranges from $19,757 to $39,514. The quarterly revenue bonus at 100% of target is $32,928 and the maximum revenue bonus is $39,514. The operating income bonus is calculated based upon a sliding scale that ranges from 90% through 110% achievement of the target resulting in a potential bonus that ranges from $19,757 to $39,514. The quarterly operating income bonus at 100% of target is $32,928 and the maximum operating income bonus is $39,514. The audience bonus is calculated based upon achievement of certain audience targets resulting in a potential bonus of up to $16,464. The total maximum Performance Bonus per quarter for the revenue, operating income and audience components combined is $95,492.
Mr. Singer earned a quarterly bonus for revenue for the first and third quarters, operating income bonus for the first and second quarters and audience for each of the quarters of 2014. Mr. Singer received Performance Bonuses totaling $128,725 during 2014. For 2014, Mr. Singer received 34% of the maximum Performance Bonus. The Company believes that targets set for Europe revenue, operating income and audience align with the Company's desire to continue to grow the business. Since the individual targets are intended to be challenging, and since the separate targets related to different aspects of the Company's performance, it is expected it will be difficult for all the targets to be achieved for any given year.
Pursuant to the terms of Mr. Talling-Smith's employment agreement dated April 12, 2013, effective August 1, 2013, Mr. Talling-Smith is eligible to receive a quarterly Performance Bonus and a quarterly non-financial bonus for each of the quarters during 2014.
The quarterly Performance Bonus is calculated based upon revenue, operating income and non-financial targets. The revenue bonus is calculated based upon a sliding scale that ranges from 95% through 105% achievement of the target resulting in a potential bonus that ranges from $15,000 to $30,000. The quarterly revenue bonus at 100% of target is $25,000 and the maximum revenue bonus is $30,000. The operating income bonus is calculated based upon a sliding scale that ranges from 90% through 110% achievement of the target resulting in a potential bonus that ranges from $15,000 to $30,000. The quarterly operating income bonus at 100% of target is $25,000 and the maximum operating income bonus is $30,000. The non-financial target bonus is calculated based upon achievement of certain non-financial targets resulting in a potential bonus of up to $25,000. The total maximum Performance Bonus per quarter for the revenue, operating income and audience components combined is $85,000.
Mr. Talling-Smith earned a quarterly bonus for the non-financial targets for each of the quarters of 2014. Mr. Talling-Smith received Performance Bonuses totaling $85,625 during 2014. For 2014, Mr. Talling-Smith received 25% of the maximum Performance Bonus. The Company believes that targets set for revenue, operating income and non-financial targets align with the Company's desire to continue to grow the business. Since the individual targets are intended to be challenging, and since the separate targets related to different aspects of the Company's performance, it is expected it will be difficult for all the targets to be achieved for any given year.

Other Compensation-Related Matters
Stock Options. The Company grants certain executive officers stock options (which represent the right to purchase a specific number of shares of company common stock at a predetermined price, subject to vesting conditions), to align their incentives with the long-term interests of our stockholders, retain them for the long term, reward them for potential long-term contributions, and provide a total compensation opportunity commensurate with our performance.
Perquisites and Additional Benefits. The Company seeks to maintain an open and inclusive culture in its facilities and operations among executives and other Company employees. Accordingly, the Company does not provide executives with reserved parking spaces or separate dining or other facilities, nor does the Company have programs for providing personal-benefit perquisites to executives, such as club dues or defraying the cost of personal entertainment. Named executive officers and employees may seek reimbursement for business related expenses in accordance with our business expense reimbursement policy.
Employment Agreements. The Company has entered into employment agreements with the named executive officers, some of which contain severance and change of control provisions. The terms of such employment agreements are described in more detail below in Employment Agreements and Potential Payments Upon Termination or Change-in-Control. The Committee believes these agreements are appropriate for a number of reasons, including the following:

•	the agreements assist in attracting and retaining executives as we compete for talented employees in a marketplace where such agreements are commonly offered;

•	the change in control provisions require terminated executives to execute a release in order to receive severance benefits; and

•	the change in control and severance provisions help retain key personnel during rumored or actual acquisitions or similar corporate changes.

Compensation Committee Interlocks & Insider Participation
The current members of our compensation committee are Mr. Karg and Ms. Reilly. In 2014, none of our executive officers served as a member of the compensation committee of another entity, or as a director of another entity, one of whose executive officers served on our compensation committee.

Summary Compensation Table
The following summary compensation table sets forth information concerning the compensation to our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers during the fiscal years ended December 31, 2014, 2013 and 2012.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)		Total ($)
Christopher Loughlin (3)	2014	581,000	—		—		48,887	(10)	1,500	(11)	631,387
Chief Executive Officer	2013	562,000	60,000	(8)	1,415,250		184,364	(10)	24,429	(11)	2,246,043
	2012	562,000	17,500	(8)	—		—		46,327	(11)	625,827
Glen Ceremony (4)	2014	460,000	25,000	(8)	—		22,223	(10)	3,869	(12)	511,092
Chief Financial Officer (effective June 15, 2011)	2013	450,000	88,889	(8)	—		116,178	(10)	3,903	(12)	658,970
	2012	450,000	50,000	(8)	953,800		87,500	(10)	1,500	(12)	1,542,800
Shirley Tafoya (5)	2014	382,180	—		(186,000)	(9)	40,000	(10)	386,370	(13)	622,550
President, North America	2013	542,000	30,000	(8)	—		443,561	(10)	4,173	(13)	1,019,734
	2012	542,000	110,000	(8)	953,800		80,000	(10)	3,869	(13)	1,689,669
Richard Singer (6)	2014	329,284	—		—		128,725	(10)	26,980	(14)	484,989
Managing Director, Europe (effective July 1, 2012)	2013	311,573	9,099	(8)	—		291,295	(10)	24,168	(14)	636,135
	2012	267,688	32,918	(8)	—		49,374	(10)	10,341	(14)	360,321
Simon Talling-Smith (7)	2014	420,000	—		—		85,625	(10)	17,903	(15)	523,528
President, Products & Emerging Business (effective August 1, 2013)	2013	175,000	—		—		62,500	(10)	29,802	(15)	267,302

Notes:

(1)
Under SEC rules, the values reported reflect the aggregate grant date fair value of grants of stock options to each of the listed officers in the years shown. We calculate the grant date fair value of stock options using the Black-Scholes option pricing model. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of our options, refer to Note 9 to the consolidated financial statements contained in our 2014 Annual Report on Form 10-K filed on February 12, 2014.

(2)	The amounts reflected in this column reflect the performance-based cash awards paid to the named executives pursuant to certain employment agreements, as discussed in the CD&A above.

(3)	Mr. Loughlin became the Chief Executive Officer on July 1, 2010. Mr. Loughlin's base salary increased to $600,000 per year effective July 1, 2014.

(4)	Mr. Ceremony became the Chief Financial Officer on June 15, 2011. Mr. Ceremony's base salary increased to $470,000 per year effective July 1, 2014.

(5)	Ms. Tafoya's bases salary is through termination date of September 12, 2014.

(6)
Mr. Singer became Commercial Director, Europe on January 16, 2012 and become Managing Director, Europe on July 1, 2012. Mr. Singer's compensation is denominated in British pounds and was translated into U.S. dollars using the annual average daily exchange rate of £1 = $1.65 for 2014, £1 = $1.56 for 2013 and £1 = $1.58 for 2012.

(7)	Mr. Talling-Smith became the President, Products & Emerging Business on August 1, 2013.

(8)	Amount consists of discretionary bonuses earned per the terms of employment agreement and/or at the discretion of the Board of Directors.

(9)	Amount represents reversal of stock based compensation expense related to the forfeiture of 25,000 options upon termination of employment.

(10)	Amount represents quarterly performance bonuses earned per the terms of employment agreement.

(11)
For 2014, amount consists of the Company's matching contribution of $1,500 under the Company's 401(k) Plan. For 2013, amount consists of housing allowance of $22,929 and $1,500 of the Company's matching contribution under the Company's 401(k) Plan. For 2012, amount consists of housing allowance of $44,827 and $1,500 of the Company's matching contribution under the Company's 401(k) Plan.

(12)
For 2014, 2013 and 2012, amount consists of the Company's matching contribution of $1,500 under the Company's 401(k) Plan. In addition, for 2014 and 2013, amount includes $2,369 and $2,403 in bonus payments made to eligible employees.

(13)
For 2014, 2013 and 2012, amount consists of the Company's matching contribution of $1,500 under the Company's 401(k) Plan. For 2014, 2013 and 2012, amount includes $5,076, $2,673 and $2,369 in bonus payments made to eligible employees. In addition, for 2014, amount includes $37,794 for vacation cash out payments and $342,000 of severance related to termination of employment.

(14)
For 2014, amount consists of the Company's contribution of $23,050 to the Company's UK Employee Pension Contribution Plan and $3,930 for premiums paid for private health insurance for Mr. Singer and his family. For 2013, amount consists of the Company's contribution of $21,840 to the Company's UK Employee Pension Contribution Plan and $2,328 for premiums paid for private health insurance for Mr. Singer and his family. For 2012, amount consists of the Company's contribution of $10,237 to the Company's UK Employee Pension Contribution Plan and $104 for premiums paid for private health insurance for Mr. Singer and his family.

(15)	For 2014, amount consists of the amount consists of housing allowance of $17,903. For 2013, amount consists of housing allowance of $29,802.

Grants of Plan-Based Awards in 2014
The following table sets forth certain information with respect to non-equity incentive plan awards granted to each of our named executive officers during the fiscal year ended December 31, 2014.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
	Threshold ($)	Target ($)	Maximum ($)
Christopher Loughlin (1)	176,000	386,670	498,668
Glen Ceremony (1)	80,000	133,336	226,664
Shirley Tafoya (1)	192,000	320,000	544,000
Richard Singer (1)	158,056	329,284	381,969
Simon Talling-Smith (1)	120,000	300,000	340,000

(1)
Amount represents the potential annual Performance Bonus payments under the terms of employment agreement. The business measurements and performance goals for determining the Performance Bonus payout are described in the CD&A.

Outstanding Equity Awards at December 31, 2014

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Christopher Loughlin	300,000	—	14.97	11/18/2019
	—	75,000(1)	29.58	7/22/2023
Glen Ceremony	37,500	12,500(2)	28.98	1/23/2022

(1)	The options are exercisable in increments of 33.33% from and after July 1 of each year from 2015 through 2017, as long as Mr. Loughlin's employment remains in effect at such dates.

(2)	The options are exercisable in increments of 25% from and after January 23 of each year from 2013 through 2016, as long as Mr. Ceremony's employment remains in effect at such dates.

Option Exercises and Stock Vested
For the year ended December 31, 2014, there were no options exercised by any of our named executive officers. For the year ended December 31, 2014, 75,000 shares of Mr. Loughlin's stock options were vested and 12,500 shares of Mr. Ceremony's stock options were vested, respectively.

Employment Agreements and Potential Payments Upon Termination or Change-in-Control
The Company has employment agreements with its named executive officers and certain other employees. The employment agreements as of December 31, 2013 with the Company's named executive officers are described below.
Mr. Loughlin entered into an employment agreement with the Company on November 18, 2009, pursuant to which he became the Company's Chief Executive Officer on July 1, 2010. This agreement was amended on effective January 1, 2013 and August 1, 2013 and has a four year term ending on June 30, 2017. The Company may terminate the agreement, with or without cause, upon written notice to Mr. Loughlin. However, if Mr. Loughlin's employment is terminated at any time without cause or if Mr. Loughlin's employment is terminated at any time due to a change of control (as defined in the agreement) or if he is not offered a position of comparable pay and responsibilities in the same geographic area in which he worked immediately prior to a change of control, Mr. Loughlin will be entitled to receive his base salary and medical benefits for a twelve month period in exchange for executing a general release of claims as to the Company. Assuming that Mr. Loughlin was terminated by the Company as of December 31, 2014 without cause, Mr. Loughlin would have been entitled to receive $600,000 and the Company would incur additional expenses for medical benefits of approximately $19,375.
Mr. Loughlin is paid a base salary and is eligible to certain annual and quarterly bonuses. In connection with the agreement, on November 18, 2009 the Company granted Mr. Loughlin options to purchase 300,000 shares of the Company's common stock. The Company provided relocation assistance and is providing a housing allowance to Mr. Loughlin in connection with his move from London to New York City. Mr. Loughlin is also entitled to participate in or receive such benefits under the Company's employee benefit plans and policies and such other benefits which may be in effect from time to time and as are provided to similarly situated employees of the Company.
Mr. Loughlin agreed that the Company will own any discoveries and work product (as defined in the agreement) made during the term of his employment and to assign all of his interest in any and all such discoveries and work product to the Company. Furthermore, Mr. Loughlin agreed not to, directly or indirectly, perform services for, or engage in, any business competitive with the Company or solicit the Company's customers or employees during the term of his employment and for a period of one year thereafter.
Mr. Ceremony entered into an employment agreement with the Company on June 15, 2011. Pursuant to the terms of the agreement, Mr. Ceremony is an at-will employee and the Company or Mr. Ceremony may terminate the agreement, with or without cause, upon three months notice. However, if Mr. Ceremony's employment is terminated at any time without cause, Mr. Ceremony will be entitled to receive his base salary for a six month period in exchange for executing a general release of claims as to the Company. Assuming that Mr. Ceremony was terminated by the Company as of December 31, 2014 without cause, Mr. Ceremony would have been entitled to receive $235,000. If Mr. Ceremony's employment is terminated at any time due to a change of control (as defined in the agreement) or if he is not offered a position of comparable pay and responsibilities in the same geographic area in which he worked immediately prior to a change of control, Mr. Ceremony will be entitled to receive his base salary and medical benefits for a six month period in exchange for executing a general release of claims as to the Company. Assuming that Mr. Ceremony was terminated by the Company as of December 31, 2014 following a change of control of the Company, Mr. Ceremony would have been entitled to receive $235,000 and the Company would incur additional expenses for medical benefits of approximately $8,047.
Mr. Ceremony agreed that the Company will own any discoveries and work product (as defined in the agreement) made during the term of his employment and to assign all of his interest in any and all such discoveries and work product to the Company. Furthermore, Mr. Ceremony agreed to not, directly or indirectly, solicit the Company's customers or employees during the term of his employment and for a period of one year thereafter.
Ms. Tafoya entered into an employment agreement with the Company on August 4, 2010. Pursuant to the terms of the agreement, Ms. Tafoya was an at-will employee and the Company or Ms. Tafoya could terminate the agreement, with or without cause, with or without notice. However, if Ms. Tafoya's employment was terminated at any time without cause, Ms. Tafoya would be entitled to receive her base salary for a twelve month period in exchange for executing a general release of claims as to the Company. If Ms. Tafoya's employment was terminated at any time due to a change of control (as defined in the agreement) or if she was not offered a position of comparable pay and responsibilities in the same geographic area in which she worked immediately prior to a change of control, Ms. Tafoya would be entitled to receive her base salary and medical benefits for a twelve month period in exchange for executing a general release of claims as to the Company. Ms. Tafoya was terminated without cause by the Company effective as of September 12, 2014. Upon the signing of a separate agreement and general release, effective December 13, 2014, Ms. Tafoya was entitled to receive $342,000.

Ms. Tafoya agreed that the Company will own any discoveries and work product (as defined in the agreement) made during the term of her employment and to assign all of her interest in any and all such discoveries and work product to the Company. Furthermore, Ms. Tafoya agreed to not, directly or indirectly, solicit the Company's customers or employees during the term of her employment and for a period of one year thereafter.
Mr. Singer entered into an employment agreement with the Company on January 26, 2012 as amended on July 1, 2012. Pursuant to the terms of the agreement, Mr. Singer is an at-will employee and the Company or Mr. Singer may terminate the agreement, with or without cause upon six months, prior written notice. However, if Mr. Singer's employment is terminated at any time without cause, Mr. Singer will be entitled to receive his base salary for a six month period in exchange for executing a general release of claims as to the Company. Assuming that Mr. Singer was terminated by the Company as of December 31, 2014 without cause, Mr. Singer would have been entitled to receive $155,787.
Mr. Singer agreed that the Company will own any discoveries and work product (as defined in the agreement) made during the term of his employment and to assign all of his interest in any and all such discoveries and work product to the Company. Furthermore, Mr. Singer agreed to not, directly or indirectly, solicit the Company's customers or employees during the term of his employment and for a period of one year thereafter.
Mr. Talling-Smith entered into an employment agreement with the Company on April 12, 2013. Pursuant to the terms of the agreement, Mr. Talling-Smith is an at-will employee and the Company or Mr. Talling-Smith may terminate the agreement, with or without cause, upon three months notice. However, if Mr. Talling-Smith's employment is terminated at any time without cause, Mr. Talling-Smith will be entitled to receive his base salary for a six month period in exchange for executing a general release of claims as to the Company. Assuming that Mr. Talling-Smith was terminated by the Company as of December 31, 2014 without cause, Mr. Talling-Smith would have been entitled to receive $210,000. If Mr. Talling-Smith's employment is terminated at any time due to a change of control (as defined in the agreement) or if he is not offered a position of comparable pay and responsibilities in the same geographic area in which he worked immediately prior to a change of control, Mr. Talling-Smith will be entitled to receive his base salary and medical benefits for a six month period in exchange for executing a general release of claims as to the Company. Assuming that Mr. Talling-Smith was terminated by the Company as of December 31, 2014 following a change of control of the Company, Mr. Talling-Smith would have been entitled to receive $210,000 and the Company would incur additional expenses for medical benefits of approximately $6,371.
Mr. Talling-Smith agreed that the Company will own any discoveries and work product (as defined in the agreement) made during the term of his employment and to assign all of his interest in any and all such discoveries and work product to the Company. Furthermore, Mr. Talling-Smith agreed to not, directly or indirectly, solicit the Company's customers or employees during the term of his employment and for a period of one year thereafter.
Forward-Looking Statements
Disclosures in this Compensation Discussion & Analysis may contain certain forward-looking. Statements that do not relate strictly to historical or current facts are forward-looking and usually identified by the use of words such as "anticipate," "estimate," "approximate," "expect," "intend," "plan," "believe" and other words of similar meaning in connection with any discussion of future operating or financial matters. Without limiting the generality of the foregoing, forward-looking statements contained in this report include the matters discussed regarding the expectation of compensation plans, strategies, objectives, and growth and anticipated financial and operational performance of the Company and its subsidiaries. A variety of factors could cause the Company's actual results to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of the Company's business and forward-looking statements include, but are not limited to those set forth herein. Any forward-looking statement speaks only as of the date on which such statement is made and the Company does not intend to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Compensation Committee Report
The information contained in this report shall not be deemed to be "soliciting material" or "filed" with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Travelzoo specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.
The Company's Compensation Committee has reviewed and discussed the CD&A with management and, based on such review and discussions, the Compensation Committee recommended to the Company's Board of Directors that the CD&A be included in the proxy statement on Schedule 14A.
Compensation Committee
Michael Karg (Chair)
Mary Reilly

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows the amount of our common stock beneficially owned as of March 6, 2015 by (a) each director and nominee for election to the Board of Directors, (b) each named executive officer, (c) all executive officers and directors as a group, and (d) each person known by the Company, as of March 6, 2015, to beneficially own more than 5% of the outstanding shares of common stock of the Company. In general, shares "beneficially owned" include those shares a person has or shares the power to vote, or the power to dispose of.

	Beneficial Ownership
Beneficial Owner	Number of Shares(1)	Percent of Total(2)
Directors and Named Executive Officers
Holger Bartel	200,000	1.36%
Ralph Bartel(3)*	7,230,538	49.09%
Glen Ceremony	37,500	**
Christopher Loughlin	300,000	2.04%
Simon Talling-Smith	—	—
Richard John Singer	—	—
Shirley Tafoya	—	—
Donovan Neale-May	—	—
Michael Karg	—	—
Mary Reilly	—	—
Directors and executive officers as a group (10 persons)	7,768,038	52.26%
* Persons Owning More Than 5% of Common Stock

**	Less than 1%

(1)
Represents shares subject to stock options that are exercisable on March 6, 2015 or become exercisable within 60 days of March 6, 2015. Except as otherwise indicated and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all their shares of common stock.

(2)
For each person and group indicated in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of 14,730,454 shares of common stock outstanding as of March 6, 2015, plus the number of shares of common stock that such person or group had the right to acquire within 60 days after March 6, 2015.

(3)
Ralph Bartel indirectly holds a controlling interest of Azzurro Capital Inc., which is the holder of 7,230,538 shares, through the Ralph Bartel 2005 Trust. Azzurro Capital Inc. currently holds a proxy given to it by Mr. Holger Bartel that provides it with a total of 50.4% of the voting power.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Under Section 16(a) of the Securities Exchange Act of 1934, the Company's directors, executive officers and the beneficial holders of more than 10% of the Company's common stock are required to file reports of ownership and changes in ownership with the SEC. Such directors, executive officers and beneficial holders of more than 10% of the Company's common stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
To the Company's knowledge, based solely on a review of the copies of such forms furnished to the Company or written representations from reporting persons, during fiscal 2014, all Section 16(a) filing requirements were satisfied on a timely basis, except the Form 3 for Mr. Simon Talling-Smith as President, Products & Emerging Business, hired on August, 2013 as the Company has now determined that Mr. Talling-Smith should be considered a Section 16 named executive officer. Mr. Talling-Smith did not purchase or sell the Company's stock during fiscal year 2014.
PRINCIPAL ACCOUNTANT FEES AND SERVICES

Independent Public Accountants
KPMG LLP ("KPMG") served as Travelzoo's independent registered public accounting firm for our 2014 fiscal year. KPMG representatives are expected to be present at the Annual Meeting and will be available to respond to questions at the meeting; however, they are not expected to make a formal statement.
The Audit Committee has not yet selected our independent registered public accounting firm for our 2015 fiscal year. The Audit Committee annually reviews the performance of our independent registered public accounting firm and the fees charged for their services. This review has not yet been completed. Based upon the results of this review, the Audit Committee will determine which independent registered public accounting firm to engage to perform our annual audit. Stockholder approval of our accounting firm is not required by our bylaws or otherwise required to be submitted to the stockholders.
Principal Accountant Fees and Services
During fiscal year 2014 and 2013, KPMG charged fees for services rendered to Travelzoo as follows:

Service	2014 Fees	2013 Fees
Audit fees(1)	$996,698	$911,920
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—
Total	$996,698	$911,920

(1)
Audit fees consisted of fees for professional services rendered for the annual audit of Company’s consolidated financial statements and review of the interim consolidated financial statements included in the quarterly reports and audit services rendered in connection with other statutory or regulatory filings.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee pre-approves all audit and permissible non-audit services provided by the Company's independent registered public accounting firm. These services may include audit services, audit-related services, tax and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. During 2014 and 2013, all services provided by KPMG were pre-approved by the Audit Committee in accordance with this policy.

AUDIT COMMITTEE REPORT
The information contained in this report shall not be deemed to be "soliciting material" or "filed" with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that Travelzoo specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act.
The Audit Committee oversees Travelzoo's financial reporting process on behalf of the Board of Directors. Management is primarily responsible for the financial statements and reporting processes including the systems of internal controls, while the independent auditors are responsible for performing an independent audit of Travelzoo's consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board ("PCAOB"), and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.
In this context, the committee has met and held discussions with management and the independent auditors regarding the Company's audited consolidated financial statements for the fiscal year ended December 31, 2014. The committee discussed with Travelzoo's independent auditors the overall scope and plan for their audit. The committee met, at least quarterly, with the independent auditors, with and without management present, and discussed the results of their examinations, their evaluations of Travelzoo's internal controls, and the overall quality of Travelzoo's financial reporting. Management represented to the committee that Travelzoo's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The committee has reviewed and discussed the consolidated financial statements with management and the independent auditors, including their judgments as to the quality, not just the acceptability, of Travelzoo's accounting principles and such other matters as are required to be discussed with the committee under auditing standards of the PCAOB.
Travelzoo's independent auditors also provided to the committee the written disclosures required by applicable requirements of the PCAOB regarding the independent accountant's communications with the audit committee concerning independence, and the committee discussed with the independent auditors that firm's independence, including those matters required to be discussed by Statement on Auditing Standards No. 16, as amended.
In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC. The committee has not yet selected Travelzoo's independent auditors for fiscal year 2015.
While the committee has the responsibilities and powers set forth in its charter, it is not the duty of the committee to plan or conduct audits or to determine that Travelzoo's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Nor is it the duty of the committee to conduct investigations or to assure compliance with laws and regulations or Travelzoo's business conduct policies.
Audit Committee
Mary Reilly (Chair)
Donovan Neale-May
Michael Karg

DOCUMENTS INCORPORATED BY REFERENCE
The SEC allows us to "incorporate by reference" information into this document. This means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document or in any other subsequently filed document that also is incorporated by reference herein.
This document incorporates by reference our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 ("2014 Annual Report"), which was filed previously with the SEC and contains important information about the Company and its financial condition, including information contained in our 2014 Annual Report under the captions "Financial Statements and Supplementary Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Changes in and Disagreements with Accountants on Accounting and Financial Disclosure," and "Quantitative and Qualitative Disclosures about Market Risk." Copies of the 2014 Annual Report accompany this proxy statement.
The Company will amend this proxy statement to include or incorporate by reference any additional documents that the Company may file with the Securities and Exchange Commission under Section 13(a), 13(e), 14, or 15(d) of the Exchange Act after the date of this document to the extent required to fulfill our disclosure obligations under the Exchange Act.
The Company will provide, without charge, to each person to whom this proxy statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference in this proxy statement. You may obtain a copy of these documents and any amendments thereto by contacting Investor Relations, Travelzoo Inc., 590 Madison Avenue, 37th Floor, New York, New York 10022 or by telephone at (212) 484-4900. This proxy statement and the 2014 Annual Report are available on the Internet at corporate.travelzoo.com/annualreport. These documents are also included in our SEC filings, which you can access electronically at the SEC's website at http://www.sec.gov.

ADDITIONAL INFORMATION
We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, we file periodic reports, documents and other information with the SEC relating to our business, financial statements and other matters. Such reports and other information may be inspected and are available for copying at the offices of the SEC, 100 F Street, N.E., Washington, D.C. 20549 or may be accessed at www.sec.gov. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. You are encouraged to review the annual report on Form 10-K, as amended, mailed along with these proxy materials, together with any subsequent information we filed or will file with the SEC and other publicly available information. A copy of any public filing is also available, at no charge, by contacting Investor Relations, Travelzoo Inc., 590 Madison Avenue, 37th Floor, New York, New York 10022 or by telephone at (212) 484-4900.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON
No director, executive officer, nominee for election as a director or associate of any director, executive officer or nominee has any substantial interest, direct or indirect, by security holdings or otherwise, in the proposed matters to be acted upon, other than director elections and stock option approval, which is not shared by all other stockholders.

OTHER BUSINESS
The Board of Directors does not presently intend to bring any other business before the meeting, and, so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting of Stockholders. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

STOCKHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING
It is contemplated that the next annual meeting of stockholders will be held on or about May 6, 2016. Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with the rules and regulations adopted by the SEC. For a stockholder proposal to be included in the Company's proxy statement and identified in its form of proxy in connection with the Company's annual meeting of stockholders, it must be received by the Company at least 120 calendar days prior to the one-year anniversary of the date that the Company's proxy statement was released to the stockholders in connection with the previous year's annual meeting. As a result, stockholder proposals submitted for consideration at the 2016 annual meeting must be received no later than November 18, 2015, to be included in the 2016 proxy materials. Rule 14a-8 of the Exchange Act provides additional information regarding the content and the procedures applicable to the submission of stockholder proposals to be included in the Company's proxy materials for its next Annual Meeting.
If a stockholder wishes to present a proposal at Travelzoo's 2016 Annual Meeting or to nominate one or more directors and the proposal is not intended to be included in Travelzoo's proxy statement relating to that meeting, the stockholder shall give advance written notice to Travelzoo not earlier than November 18, 2015 and not later than February 8, 2016. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal included in our proxy statement.
Any such notice must be delivered or mailed to our Corporate Secretary, at Travelzoo Inc., 800 W. El Camino Real, Suite 275, Mountain View, CA 94040.

HOUSEHOLDING
We have adopted a procedure approved by the SEC called "householding." Under this procedure, a householding notice will be sent to stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials, and they will receive only one copy of our annual report and proxy statement unless one or more of these stockholders notifies us that they wish to not participate in householding and continue receiving individual copies. This procedure reduces our printing costs and postage fees. Each stockholder who participates in householding will continue to receive a separate proxy card.
The Company will promptly deliver, upon oral or written request, a separate copy of the proxy statement and annual report to any stockholder participating in householding. Stockholders who share an address with other stockholders and are eligible for householding, but currently receive multiple copies of our annual reports and proxy statements, or who have multiple accounts in their names, can authorize us to discontinue mailings of multiple annual reports and proxy statements. Requests for additional copies, or requests for a single copy to be delivered to a shared address should be directed to Investor Relations, Travelzoo Inc., 590 Madison Avenue, 37th Floor, New York, New York 10022 or by telephone at (212) 484-4900.

HOLGER BARTEL
Chairman of the Board of Directors

590 Madison Avenue, 37th Floor
New York, New York 10022

TRAVELZOO INC.

ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Glen Ceremony as his/her Proxy, with full power of substitution, to represent him/her at the Annual Meeting of Stockholders of Travelzoo Inc. (the "Company") on May 1, 2015, or any adjournments or postponements thereof. If you do not indicate how you wish to vote, the proxy card will be voted for Proposal 1, for the election of all nominees to the Board of Directors, for Proposal 2 and as the Proxy may determine, in his discretion, with regard to any other matter properly presented at the meeting, or any adjournments or postponements thereof.

This proxy, when properly executed, will be voted as directed by the stockholder.

(Continued, and to be marked, dated and signed, on the other side)

TRAVELZOO INC.
Mailing Instructions
If you receive this proxy card via mail, please date and sign it, and return it in the postage paid envelope provided.
If you receive this proxy card via e-mail, please print the proxy card, date and sign it, and return it to:
Broadridge Financial Solutions, Inc.
51 Mercedes Way,
Edgewood, NY  11717.

DETACH PROXY CARD HERE: ☐

PROPOSALS - The Board of Directors recommends a vote "FOR" all the listed nominees under Proposal 1 and "For" proposal 2.

1. ELECTION OF DIRECTORS	☐ FOR all nominees listed below (except as marked to the contrary, if any, below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below
Nominees: 01 Holger Bartel, 02 Ralph Bartel, 03 Michael Karg, 04 Donovan Neale-May, 05 Mary Reilly.
(To withhold authority to vote for an individual, write that nominee's name in the space provided below.)
2. ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS	☐ FOR	☐ AGAINST	☐ ABSTAIN
3. SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE SAID MEETING AND ANY POSTPONEMENT OR ADJOURNMENT THEREOF
The undersigned hereby acknowledges receipt of the proxy statement and 2014 Annual Report of Travelzoo Inc.
Date , 2015

(signature)

(signature, if jointly held)

Please sign exactly as name appears at left. If stock is jointly held each owner should sign. Executors, Administrators, Trustees, Guardians and Corporate Officers should indicate their fiduciary capacity or full title when signing.

☐ MARK HERE IF YOU
INTEND TO ATTEND THE MEETING